Exhibit 8.1

November 21, 2012

Universal Health Realty Income Trust

Universal Corporate Center

367 South Gulph Road

King of Prussia, Pennsylvania 19406

Ladies and Gentlemen:

We have acted as tax counsel to Universal Health Realty Income Trust, a Maryland real estate investment trust (the “Trust”), in connection with the registration under the Securities Act of 1933, as amended, of the Trust’s (i) common and preferred shares of beneficial interest, $0.01 per value per share, and (ii) debt securities, with an aggregate offering price of up to $50,000,000.00 on a registration statement, which includes a prospectus, on Form S-3 (such registration statement, including the prospectus, as they may be amended from time to time, the “Registration Statement”). We have been asked to provide our opinion as to certain federal income tax matters arising under the Internal Revenue Code of 1986, as amended (the “Code”), relating to the Trust’s qualification for taxation as a real estate investment trust (a “REIT”) for federal income tax purposes. Capitalized terms used in this letter that are not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations thereunder and interpretations of the foregoing as expressed in court decisions and administrative determinations as of the date hereof (or, where applicable, as in effect during earlier periods in question). These provisions and interpretations are subject to changes that might result in modifications of our opinions.

For purposes of rendering the opinions contained in this letter, we have reviewed the Registration Statement and such other documents, law and facts as we have deemed necessary. In our review, we have assumed the genuineness of all signatures; the proper execution of all documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the authenticity of the originals of any copies.

These opinions also are premised on certain written representations made by the Trust in a certificate provided to us dated the date hereof (the “Certificate”), the assumptions identified herein and the various assumptions and representations described in the Registration Statement under the heading “UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS” (the

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Universal Health Realty Income Trust

November 21, 2012

“Tax Section”). For purposes of our opinions, we have not made an independent investigation or audit of the matters relating to such assumptions or representations. We have relied on the representation contained in the Certificate that the information contained in the Certificate and the Registration Statement, or otherwise furnished to us, accurately describes all material facts relevant to our opinions. Furthermore, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

In addition, for purposes of rendering our opinions, we have assumed without independent verification that (i) each partnership and limited liability company in which the Trust owns an interest is properly classified as a partnership and not as an association for federal income tax purposes, and (ii) the restrictions on the redemption, transfer and issuance of shares of beneficial interest in the Trust, as set forth in the Declaration of Trust and described in the Registration Statement, are enforceable in accordance with their terms under Maryland law.

Based upon and subject to the foregoing, and subject to the restrictions and limitations set forth herein, we are of the opinion that, for federal income tax purposes, (a) the Trust was organized and has operated in conformity with the requirements for qualification as a REIT under the Code for each of its taxable years, (b) the proposed method of operation as described in the Registration Statement and as represented to us by the Trust will enable the Trust to continue to satisfy the requirements for such qualification for subsequent taxable years, and (c) the discussion in the Tax Section, to the extent that it purports to describe the provisions of the Code, is correct in all material respects as of the date hereof.

We express no opinion other than the opinions expressly set forth herein. Our opinions are not binding on the Internal Revenue Service (the “IRS”) and the IRS may disagree with our opinions. Although we believe that our opinions would be sustained if challenged, there can be no assurance that this will be the case. Our opinions are based upon the law as it currently exists, and we undertake no obligation to update this opinion subsequent to the date hereof. Consequently, future changes in the law, or interpretations of law, may cause the federal income tax treatment of the matters referred to herein and in the Tax Section to be materially and adversely different from that described above and in the Tax Section. In addition, any variation in the facts or in the operations of the Trust from those set forth in the Registration Statement, in the representations contained in the Certificate or otherwise provided to us or in the assumptions set forth above may affect the conclusions stated in our opinions. Moreover, the Trust’s qualification and taxation as a REIT has depended in the past and necessarily depends for the current and future taxable years upon the Trust’s ability to actually meet, for each such taxable year, various tests imposed under the Code. These include, among others, tests relating to the Trust’s asset composition, operating results, distribution levels and diversity of stock ownership. We will not review (and have not reviewed) the Trust’s compliance with these tests. Accordingly, notwithstanding the opinions expressed above, no assurance can be given that the actual results of the Trust’s operations for any taxable year will in fact satisfy (or have satisfied) the requirements for the Trust to qualify (or to have qualified) as a REIT.

Universal Health Realty Income Trust

November 21, 2012

We note that the Registration Statement does not currently address the federal income tax considerations that may be relevant to a holder of preferred shares. It is our understanding that in the event the Trust issues preferred shares the Trust will prepare a supplement to the prospectus included in the Registration Statement, which supplement will address the federal income tax considerations that are likely to be material to a holder of such securities.

This opinion is rendered only to you, and is solely for your use in connection with the issuance of shares of beneficial interest and/or debt securities by the Trust pursuant to the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Tax Section of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.